Exhibit 99.1

PACIFIC CAPITAL BANCORP

REPORTS THIRD QUARTER FINANCIAL RESULTS

Santa Barbara, California, October 23, 2003 / Business Wire / — Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $4.7 billion in assets, today reported financial results for the quarter ended September 30, 2003.

Net income was $13.3 million, or $0.39 per diluted share, compared with net income of $17.6 million, or $0.50 per diluted share, in the third quarter of 2002.

The year-over-year decline in net income for the third quarter is primarily attributable to the Company recording a more normalized level of provision for credit losses in the third quarter of 2003, $2.7 million, compared with a negative provision of $1.5 million recorded in the same period of the previous year.

For the first nine months of 2003, Pacific Capital Bancorp’s net income increased 4.5% to $63.1 million, or $1.82 per diluted share, from $60.4 million, or $1.72 per diluted share for the first nine months of 2002.

“We are encouraged by the trends we are seeing throughout our community bank network,” said William S. Thomas, Jr., President and Chief Executive Officer of Pacific Capital Bancorp.  “Loan activity continued to pick up momentum, growing at an annualized rate of 9.5% in the third quarter, with particular strength in our residential real estate lending.  Our credit quality also improved for the second quarter in a row, with another significant decrease in nonperforming loans.  Finally, our efforts to generate additional noninterest revenue are yielding good results, with a 23% increase in this area over the previous year.  The combination of these factors is helping us to offset the continued pressure on our net interest margin due to the low interest rate environment, which presents challenges to generating growth in net interest income.”

Financial Highlights

Throughout this press release, Pacific Capital Bancorp has presented certain amounts and ratios that are computed both with and without the impact of the Company’s Refund Anticipation Loan (RAL) and Refund Transfer (RT) programs.  The Company’s management utilizes the non-RAL/RT information in the evaluation of its core banking operations, and the Company believes that the investment community also finds this information valuable.  Several tables are included with this press release that provide reconciliations to the same amount or ratio computed consistent with Generally Accepted Accounting Principles for all numbers and ratios reported exclusive of the RAL/RT balances or results.

Pacific Capital Bancorp’s return on average equity (ROE) and return on average assets (ROA) for the third quarter of 2003 were 13.29% and 1.14%, respectively, compared to 19.80% and 1.73%, respectively, for the third quarter of 2002.  Exclusive of the impact of the RAL and RT programs in each period, the Company’s ROE and ROA for the third quarter of 2003 were 12.36% and 1.07%, respectively, compared to 19.96% and 1.77%, respectively, for the third quarter of 2002.

For the first nine months of 2003, Pacific Capital Bancorp’s return on average equity (ROE) and return on average assets (ROA) were 21.63% and 1.83%, respectively, compared to 23.73% and 1.95%, respectively, for the first nine months of  2002.  Exclusive of the impact of the RAL and RT programs in each period, the Company’s ROE and ROA for the first nine months of 2003 were 13.24% and 1.16%, respectively, compared to 16.08% and 1.39%, respectively, for the first nine months of 2002.

During the third quarter, total interest income was $60.0 million, compared with $62.4 million in the same period last year.

Total interest expense for the third quarter of 2003 was $13.0 million, compared with $15.1 million for the third quarter of 2002.  Although deposit volume increased year-over-year, total interest expense declined due to the lower interest rate environment.

Net interest margin for the third quarter of 2003 was 4.49%, which compares with 5.24% in the third quarter of 2002 and 4.71% in the second quarter of 2003.  Exclusive of RALs, net interest margin for the third quarter of 2003 was 4.49%. This compares with a net interest margin of 5.23% in the third quarter of 2002 and 4.59% in the second quarter of 2003.  As indicated previously, the Company has implemented a leveraging strategy to make more effective use of its excess capital and generate additional net interest income.  While the assets added through the leveraging strategy contributed $0.03 per share in the third quarter, the lower spread earned on these assets had a negative impact on the Company’s net interest margin, as well as its return on assets.

Total loans were $3.07 billion at September 30, 2003, compared to $3.00 billion at June 30, 2003.  Total loans increased 5.5% from $2.91 billion at September 30, 2002.

“Our position as one of the largest residential real estate lenders in our markets has enabled the Company to take advantage of the strong housing market in California, and drove a 10.3% increase in our residential real estate portfolio over the previous quarter,” said Thomas.

Total deposits were $3.73 billion at September 30, 2003, compared to $3.63 billion at June 30, 2003 and $3.38 billion at September 30, 2002, an increase of 10.36% year-over-year.

Exclusive of those deposits related to RALs, total deposits were $3.72 billion at September 30, 2003, compared to $3.61 billion at June 30, 2003, and $3.37 billion at September 30, 2002, an increase of 10.3% year-over-year.  Included in the year-over-year growth is a 13.4% increase in non-interest bearing deposits.

Noninterest revenue for the period ending September 30, 2003, was $14.1 million, an increase of 23.0% over noninterest revenue of $11.4 million in the third quarter of 2002.

Service charges on deposit accounts increased during the third quarter of 2003 to $3.9 million, up 9.1% over the third quarter of last year.  Fees generated by the Trust & Investment Services Division increased 11.4% to $3.6 million, compared with $3.2 million in the third quarter of 2002.

Income from other service charges, commissions and fees for the quarter ended September 30, 2003, was $4.7 million, an increase of 77.0% over the $2.7 million in the same period of the prior year.  The increase is primarily attributable to increases in servicing income associated with RAL collection activities on behalf of others ($1.2 million) and fees earned on interest rate swaps sold to customers ($0.5 million).

Other income decreased from the third quarter of 2002 as the $471,000 of gains on sale of residential real estate and other smaller items of income were not repeated in the third quarter of 2003.

The Company also recorded a net gain of approximately $928,000 during the third quarter of 2003 on the sale of certain securities.  In the third quarter of 2002, the Company recorded a net gain of $615,000 from securities transactions.

Pacific Capital Bancorp’s operating efficiency ratio for the third quarter of 2003 was 61.68%, compared to 56.93% in the same period last year.  Exclusive of the impact of the RAL and RT programs, the Company’s operating efficiency ratio for the third quarter of 2003 was 60.73%, compared with 55.25% for the same period last year and 64.12% for the quarter ended June 30, 2003.

Salaries and benefits increased $1.7 million from the same quarter last year.  Actual salaries increased $151,000, commissions (almost exclusively related to residential real estate) increased $474,000, benefits expenses related to deferred compensation plans increased $862,000, and workers compensation and payroll taxes increased $261,000. Other expenses increased $2.0 million.  Of this amount, consulting expenses increased $482,000 for accounting services and assistance with implementing the requirements of the Sarbanes Oxley act.  $440,000 of the increase was the cost of purchasing interest rate swaps to match those sold to customers and $534,000 was additional software expense.

Asset Quality and Capital Ratios

During the third quarter of 2003, the Company recorded a provision for credit losses of $2.7 million.  Included in this provision is a negative provision of $1.6 million related to the 2003 RAL program.  Excluding the RAL-related provision, the Company’s provision for credit losses was $4.3 million in the third quarter of 2003.

For the quarter ended September 30, 2003, the allowance for credit losses was $53.0 million, or 1.73% of total loans, compared to $50.0 million, or 1.67% of total loans, at June 30, 2003. This compares with the industry average of 1.67% of total loans for the Company’s peer group, based on data provided as of June 30, 2003. There were no RALs at September 30, 2003 and consequently no allowance for credit losses related to RALs.

Total non-performing loans decreased $9.1 million, or 16.7%, in the third quarter to $45.3 million at September 30, 2003, representing 1.48% of total loans.  This compares with the industry average of 1.03% of total loans for the Company’s peer group, based on data provided as of June 30, 2003.

During the third quarter, a notable development occurred with respect to one of the two large credits discussed in previous quarters that comprised the majority of total non-performing loans at the end of the second quarter of 2003.  As disclosed on August 4, 2003, the Company recorded the assignment of a $15.8 million note – secured by a prominent hotel property in the Santa Barbara area – to a third party.  This credit is no longer included in total non-performing loans.

The Company is making progress to resolve the second large non-performing credit.  The Company believes that the best course of action involves a recapitalization of the business and a restructuring of the loans to this borrower.  If this restructure occurs in the fourth quarter of 2003, it is expected that it could result in the Company charging-off some portion of the allowance previously established for this credit, but no additional provision would be needed.  This would result in the remaining balances being returned to performing status once a regular pattern of performance has been established.  The charge-off would cause net charge-offs in the fourth quarter of 2003 to be higher than the Company’s normal levels.  If the restructuring does not occur, additional provision might eventually be required.

Total nonperforming assets at the end of the third quarter of 2003 represented 0.96% of total assets, a decrease from 1.22% of total assets at the end of the prior quarter.  This compares with the Company’s peer group average of 0.70% of total assets, based on data provided as of June 30, 2003.

“In addition to the decrease in non-performing loans, we also saw a meaningful decrease in potential problem loans in the third quarter, which is a good indicator of strengthening economic conditions in our markets,” said Thomas.

Net recoveries were $307,000 for the three months ended September 30, 2003, compared with net charge-offs of $6.6 million for the three months ended June 30, 2003.

Exclusive of RALs, net charge-offs for the three months ended September 30, 2003, were $1.3 million, compared with $2.6 million for the three months ended June 30, 2003.

Annualized net charge-offs to total average loans were a negative 0.04% for the three months ended September 30, 2003, compared with 0.88% for the three months ended June 30, 2003.  Annualized net charge-offs to total average loans (both exclusive of RALs) were 0.17% for the three months ended September 30, 2003, compared with 0.35% for the three months ended June 30, 2003.  This compares with the Company’s peer group average of 0.81%, based on data provided as of June 30, 2003.

The Company’s capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

Share Repurchase Program Update

Through the first nine months of 2003, the Company had purchased approximately 882,000 shares of its common stock at an average per share price of $31.90, for a total price of $28.1 million.  Of this amount, $1.0 million has been expended from the current $20 million program authorized in August 2003.  Due to the capital requirements of the Company’s recently announced acquisition of Pacific Crest Capital, the Company anticipates that its share repurchase activity will be modest in the foreseeable future.

2004 RAL and RT Programs

The Company expects its overall transaction volume during the 2004 RAL/RT season to increase by approximately 17%.  The Company anticipates a continued shift in product mix, with Refund Transfers representing approximately 70% of the total transactions, an increase from 64% in the 2003 season.  With the shifting product mix and a competitive pricing environment, the Company believes that increased volume will not necessarily equate to a corresponding percentage increase in profitability.

“The demand for RALs and RTs continues to grow as more taxpayers are seeking to receive their tax refunds as quickly as possible,” said Thomas.  “All of our major strategic relationships remain intact with multi-year agreements, which should enable our programs to continue in a strong growth mode.”

Outlook

Based on the Company’s financial results for the year-to-date and its expectations for the fourth quarter, Pacific Capital Bancorp tightened its range of earnings guidance for the full year 2003.  The Company now expects its earnings per share for the full year 2003 to be in the range of $2.17 to $2.21.  The Company’s previous guidance was $2.16 to $2.24.

“In the fourth quarter, we expect the fundamental drivers of our business to remain relatively consistent with what we saw in the third quarter,” said Thomas.  “Looking ahead to 2004, we see a number of catalysts for generating meaningful growth.  We expect that our differentiating businesses such as the RAL/RT program and our Trust & Investment Services Division will make strong contributions next year.  In addition, strengthening economic conditions should produce benefits to both our loan growth and our net interest margin when interest rates begin to rise.  Finally, we are excited by the expected addition of Pacific Crest Capital in March, which will provide additional profitable income streams in the income-producing property and SBA lending areas.”

Conference Call and Webcast

The Company will hold a conference call today at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss its third quarter results.  To access a live webcast of the conference call, log on at the Company’s web site at www.pcbancorp.com.  For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

In addition, investors can still access the webcast of the Company’s October 16, 2003 conference call to discuss its acquisition of Pacific Crest Capital.  To hear the call, please go to www.fulldisclosure.com and type in the ticker symbol “PCBC” in the search function.

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank and San Benito Bank. Pacific Capital Bank, N.A. is a 41-branch community bank network serving customers in six Central Coast counties, from the communities of Morgan Hill in the north to Westlake Village/Thousand Oaks in the south.

Forward Looking Statements

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the economic conditions within its markets, the prospects of continued loan and deposit growth, improved credit quality, and the operating characteristics of the Company’s income tax refund programs. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) deterioration in general economic conditions, internationally, nationally or in the State of California; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) increased competitive pressure among financial services companies; (4) the impact of terrorist acts or military actions; (5) reduced demand for or earnings derived from the Company’s income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the business in which Pacific Capital Bancorp engages; and (7) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Amounts and Measures

This press release contains amounts and ratios that are computed excluding the results of operations of the RAL/RT programs and/or exclude asset and liability balances related to those programs. Because they relate to the filing of individual tax returns, these programs are activities primarily during the first and second quarters of each year. These programs comprise one of the Company’s operating segments for purposes of segment reporting in the Company’s quarterly and annual reports to the SEC. The Company’s Management believes analysts and investor find this information useful for the same reason that Management uses it internally, namely, it provides more comparability with virtually all of the rest of the Company’s peers that do not operate such programs.

The table included with this release provides a reconciliation to the same amount or ratio computed consistent with Generally Accepted Accounting Priniciples (GAAP) for all numbers and ratios reported exclusive of the RAL/RT balances or results.

In addition to the non-GAAP measures computed related to the Company’s balances and results exclusive of its RAL and RT programs, this filing contains other financial information determined by methods other than in accordance with GAAP. Management uses these non-GAAP measures in their analysis of the business and its performance. In particular, net interest income, net interest margin and operating efficiency are calculated on a fully tax-equivalent basis (“FTE”). Management believes that the measures calculated on a FTE basis provide a useful picture of net interest income, net interest margin and operating efficiency for comparative purposes. Net interest income and net interest margin on a FTE basis is determined by adjusting net interest income to reflect tax-exempt interest income on an equivalent before-tax basis. The efficiency ratio also uses net interest income on a FTE basis.

Contact:	Deborah Lewis Whiteley
Senior Vice President
Director, Investor Relations
(805) 884-6680
whiteley@pcbancorp.com

FINANCIAL TABLES FOLLOW

PACIFIC CAPITAL BANCORP

Summary Financial Data (Unaudited)

(In thousands except per share earnings):

	For the Three-Month Periods Ended September 30,		For the Nine-Month Periods Ended September 30,
	2003	2002	2003	2002

Interest income from:
Loans	$48,128	$51,540	$177,745	$171,837
Securities	11,719	10,717	30,930	32,174
Federal funds sold and resell agreements	104	105	956	955
Commercial paper	—	—	—	50
Total interest income	59,951	62,362	209,631	205,016
Interest expense on:
Deposits	8,490	10,954	27,776	36,304
Federal funds purchased and repurchase agreements	75	254	617	1,084
Other borrowed funds	4,473	3,890	12,357	10,911
Total interest expense	13,038	15,098	40,750	48,299
Net interest income	46,913	47,264	168,881	156,717
Provision for credit losses-RALs	(1,635)	(659)	9,508	2,730
Provision for credit losses–non RAL	4,288	(846)	7,397	14,550
Net interest income after provision for credit losses	44,260	48,769	151,976	139,437
Noninterest revenue:
Service charges on deposits	3,898	3,572	11,468	10,496
Trust fees	3,558	3,195	10,581	10,228
Refund transfer fees	228	146	19,763	16,582
Other service charges, commissions and fees, net	4,740	2,678	13,545	9,275
Net gain on sale of RALs	—	—	8,031	10,170
Net gain on securities transactions	928	615	1,592	684
Other income	714	1,226	3,515	3,247
Total noninterest revenue	14,066	11,432	68,495	60,682
Operating expense:
Salaries and benefits	20,521	18,792	63,458	56,881
Net occupancy expense	3,870	3,692	10,967	10,350
Equipment expense	2,043	2,150	6,810	5,981
Other expense	11,624	9,625	40,209	32,924
Total operating expense	38,058	34,259	121,444	106,136
Income before income taxes	20,268	25,942	99,027	93,983
Income taxes	7,011	8,326	35,953	33,621
Net income	$13,257	$17,616	63,074	60,362

Earnings per share - basic	$0.39	$0.51	$1.84	$1.73
Earnings per share - diluted	$0.39	$0.50	$1.82	$1.72
Average shares for basic earnings per share	34,121	34,799	34,331	34,838
Average shares for diluted earning per share	34,430	35,037	34,663	35,020
Taxable equivalent adjustment	$1,656	$2,099	4,937	5,064
Net interest margin (tax-equivalent)	4.49%	5.24%	5.43%	5.62%
Operating efficiency ratio	61.68%	56.93%	50.45%	47.86%
Return on average equity	13.29%	19.80%	21.63%	23.73%
Return on average assets	1.14%	1.73%	1.83%	1.95%
Charge-offs – RAL	$—	$—	$13,712	$6,615
Charge-offs – non RAL	$2,774	$4,811	$13,250	$11,942
Charge-offs – total	$2,774	$4,811	$26,962	$18,557
Recoveries – RAL	$1,635	$659	$4,204	$3,885
Recoveries- non RAL	$1,446	$1,876	$5,023	$3,861
Recoveries- total	$3,081	$2,535	$9,227	$7,746
Net charge-offs – RAL	$(1,635)	$(659)	$9,508	$2,730
Net charge-offs – non RAL	$1,328	$2,935	$8,227	$8,081
Net charge-offs – total	$(307)	$2,276	$17,735	$10,811
Annualized net charge-offs to average loans – incl RAL	-0.04%	0.31%	0.75%	0.49%
Annualized net charge-offs to average loans – non RAL	0.17%	0.40%	0.37%	0.38%

	As of 9/30/03	As of 12/31/02	As of 9/30/02
Selected EOP Balance Sheet Accounts:
Loans	$3,069,435	$3,019,820	$2,910,642
Allowance for credit losses	$52,991	$53,821	$55,341
Assets	$4,721,607	$4,219,213	$4,083,899
Deposits	$3,731,375	$3,516,077	$3,381,112
Equity	$389,897	$371,075	$377,019

Actual shares outstanding at end of period	33,930	34,550	34,791

Book value per share	$11.49	$10.74	$10.84
Tangible book value per share	10.51	9.75	9.84

Nonperforming assets:
Loans past due 90 days or more and still accruing	$1,117	$1,709	$5,958
Nonaccrual loans	44,199	59,818	43,828
Total nonperforming loans	45,316	61,527	49,786
Other real estate owned and other foreclosed assets	—	438	—
Total nonperforming assets	$45,316	$61,965	49,786
Nonperforming loans as a percentage of total loans (excl RAL)	1.48%	2.04%	1.71%
Nonperforming assets as a percentage of total assets (excl RAL)	0.97%	1.47%	1.23%
Allowance for non-RAL credit losses as a percentage of nonperforming loans	117%	87%	111%
Allowance for non-RAL credit losses as a percentage of total loans	1.73%	1.78%	1.90%

	For the Nine-Month Periods Ended September 30,
Selected average balances:	2003	2002
Loans-non-RAL	$2,998,218	$2,854,737
Loans-RALs	$162,658	$90,903
Securities-taxable*	$848,137	$661,776
Securities-tax exempt*	$170,955	$169,142
Short-term funds	$100,509	$73,678
Earning assets*	$4,280,477	$3,850,236
Total Assets	$4,603,793	$4,148,026
Noninterest deposits	$921,891	$819,108
Interest-bearing deposits	$2,797,219	$2,604,472
Other borrowings and LTD	$407,509	$334,473
Equity	$389,901	$340,080

*Exclusive of SFAS 115 adj for investment securities

Average balances for the last five quarters:	Average 3Q03	Average 2Q03	Average 1Q03	Average 4Q02	Average 3Q02
(in thousands)
ASSETS:
Earning Assets:
Commercial paper	$—	$—	$—	$—	$—
Federal funds sold & repos	38,071	129,482	135,040	97,367	20,784
Total money market investments	38,071	129,482	135,040	97,367	20,784
Taxable securities*	1,040,604	820,239	679,599	649,825	661,783
Tax-exempt securities*	179,164	167,413	166,145	165,459	168,568
Total securities*	1,219,768	987,652	845,744	815,284	830,351
Commercial loans	661,431	659,536	621,287	599,044	609,989
Consumer loans (inc. home equity)	401,159	395,004	393,690	383,702	358,049
Tax refund loans	—	25,280	467,839	—	—
Leasing	138,142	138,954	138,247	138,658	139,678
Commercial real estate loans	1,093,888	1,095,856	1,115,126	1,102,252	1,073,114
Residential real estate loans	737,147	700,333	704,202	707,877	704,287
Total loans	3,031,767	3,014,963	3,440,391	2,931,533	2,885,117
Total earning assets	4,289,606	4,132,097	4,421,175	3,844,184	3,736,252
Non-earning assets (inc. credit loss allow)	312,535	284,589	282,658	284,379	283,835
TOTAL*	4,602,141	4,416,686	4,703,833	4,128,563	4,020,087
SFAS 115 Adj on Investment Securities	30,410	25,951	19,140	32,859	15,792
TOTAL ASSETS	$4,632,551	$4,442,637	$4,722,973	$4,161,422	$4,035,879

LIABILITIES & SHAREHOLDERS’ EQUITY:
Interest-bearing deposits:
Savings and interest bearing transaction accounts	$1,643,539	$1,558,179	$1,502,976	$1,466,512	$1,394,587
Time certificates of deposit	1,202,982	1,222,126	1,260,951	1,198,352	1,175,684
Total interest- bearing deposits	2,846,521	2,780,305	2,763,927	2,664,864	2,570,271
Repos & FF purchased	41,013	32,821	138,560	36,025	57,623
Other borrowings	424,231	325,573	259,590	259,475	258,298
Total interest- bearing liabilities	3,311,765	3,138,699	3,162,077	2,960,364	2,886,192
Demand deposits	873,355	832,896	1,047,143	783,007	747,494
Other liabilities	51,805	73,423	137,500	44,574	49,155
Total liabilities	4,236,925	4,045,018	4,346,720	3,787,945	3,682,841
Shareholders’ equity	395,626	397,619	376,253	373,477	353,038
TOTAL	$4,632,551	$4,442,637	$4,722,973	$4,161,422	$4,035,879

*Exclusive of SFAS 115 adj. for investment securities

Net Interest Income for the last 5 quarters (tax equivalent basis)	3Q03	2Q03	1Q03	4Q02	3Q02

Interest Income:
Commercial loans	$8,696	$9,418	$7,842	$8,501	$9,479
Consumer loans (inc. home equity)	7,030	7,127	7,759	7,852	7,046
Tax refund loans	46	1,844	29,803	19	105
Leasing loans	3,422	3,437	3,431	3,453	3,550
Commercial real estate loans	18,017	17,733	19,182	19,837	19,661
Residential real estate loans	11,041	10,936	11,554	11,913	11,928
Total loan income	48,252	50,495	79,571	51,575	51,769
Taxable securities	9,133	7,264	7,018	7,968	8,231
Tax-exempt securities	4,118	3,893	3,866	3,385	4,356
Total securities income	13,251	11,157	10,884	11,353	12,587
Total money market income	104	402	450	391	105
Total interest income	61,607	62,054	90,905	63,319	64,461

Interest expense:
Interest-bearing deposits:
Interest bearing demand dep	2,434	2,793	2,747	3,042	2,976
Time deposits	6,056	6,589	7,157	7,558	7,978
Total interest- bearing deposits	8,490	9,382	9,904	10,600	10,954
Repos & Fed funds purchased	75	71	471	100	254
Other borrowings	4,473	4,029	3,855	3,800	3,890
Total other interest	4,548	4,100	4,326	3,900	4,144
Total interest expense	13,038	13,482	14,230	14,500	15,098

Tax equivalent net interest income	48,569	48,572	76,675	48,819	49,363
Tax equivalent adjustment	(1,656)	(1,622)	(1,657)	(1,589)	(2,099)
Reported net interest income	$46,913	$46,950	$75,018	$47,230	$47,264

	For the Three-Month Periods Ended September 30,		For the Nine-Month Periods Ended September 30,
RAL Income Statement	2003	2002	2003	2002

Interest income	$46	$105	$31,965	$19,207
Interest expense	21	22	793	1,582
Net interest income	25	83	31,172	17,625
Provision-RAL	(1,635)	(659)	9,508	2,730
RT fees	229	146	19,763	16,582
Gain on sale of loans	—	—	8,031	10,170
Other service charges, commissions and fees, net	1,161	—	3,753	1,344
Total noninterest income	1,390	146	31,547	28,096
Noninterest expense	1,442	1,135	10,973	9,398
Income before income taxes	1,608	(246)	42,238	33,593
Income taxes	676	(103)	17,761	14,126
Net income	932	(143)	24,477	19,467

Loan Categories

	As of 9/30/03	As of 12/31/02	As of 9/30/02
Real estate:
Residential	$767,521	$691,160	$684,081
Non-residential	860,523	816,974	792,455
Construction	230,183	289,017	287,192
Commercial loans	657,378	653,655	611,382
Home equity loans	128,053	116,704	112,708
Consumer loans	274,567	288,040	258,117
Leases	139,620	134,104	134,292
Municipal tax-exempt obligations	11,590	30,166	30,415
Total loans	3,069,435	3,019,820	2,910,642
Allowance for credit losses	52,991	53,821	55,341
Net loans	$3,016,444	$2,965,999	$2,855,301

RAL AMOUNTS USED IN COMPUTATION OF NET INTEREST MARGIN EXCLUSIVE OF RALs

	Three Months Ended September 30, 2003
(dollars in thousands)	Consolidated	RAL/RT	Excluding RAL/RT

Average consumer loans	$401,159	$—	$401,159
Average loans	3,031,767	(4)	3,031,771
Average total assets	4,632,551	59,940	4,572,611
Average earning assets	4,289,606	(4)	4,289,610
Average certificates of deposit	2,846,521	2,000	2,844,521
Average interest bearing liabilities	3,311,765	2,000	3,309,765
Consumer loans interest income	7,076	46	7,030
Loan interest income	48,128	46	48,082
Interest income	59,951	46	59,905
Interest expense	13,038	21	13,017

	Three Months Ended September 30, 2002
	Consolidated	RAL/RT	Excluding RAL/RT

Average consumer loans	$358,049	$—	$358,049
Average loans	2,885,117	—	2,885,117
Average total assets	4,035,879	58,933	3,976,946
Average earning assets	3,736,252	—	3,736,252
Average certificates of deposit	2,570,271	3,089	2,567,182
Average interest bearing liabilities	2,886,192	3,089	2,883,103
Consumer loans interest income	7,151	105	7,046
Loan interest income	51,540	105	51,435
Interest income	62,362	105	62,257
Interest expense	15,098	22	15,076

	Three Months Ended June 30, 2003
	Consolidated	RAL/RT	Excluding RAL/RT

Average consumer loans	$420,284	$25,280	$395,004
Average loans	3,014,963	25,281	2,989,682
Average total assets	4,442,637	113,612	4,329,025
Average earning assets	4,132,097	25,281	4,106,816
Average certificates of deposit	2,780,305	2,000	2,778,305
Average interest bearing liabilities	3,138,699	2,000	3,136,699
Consumer loans interest income	8,971	1,572	7,399
Loan interest income	50,295	1,572	48,723
Interest income	60,432	1,572	58,860
Interest expense	13,482	21	13,461

	Nine Months Ended September 30, 2003
	Consolidated	RAL/RT	Excluding RAL/RT

Average consumer loans	$559,304	$162,658	$396,646
Average loans	3,160,876	162,658	2,998,218
Average total assets	4,603,793	172,123	4,431,670
Average earning assets	4,280,477	162,658	4,117,819
Average certificates of deposit	2,797,219	14,839	2,782,380
Average interest bearing liabilities	3,204,728	14,839	3,189,889
Consumer loans interest income	53,609	31,693	21,916
Loan interest income	177,745	31,693	146,052
Interest income	209,631	31,965	177,666
Interest expense	40,750	793	39,957

	Nine Months Ended September 30, 2002
	Consolidated	RAL/RT	Excluding RAL/RT

Average consumer loans	$419,658	$90,903	$328,755
Average loans	2,945,640	90,903	2,854,737
Average total assets	4,148,026	222,544	3,925,482
Average earning assets	3,850,236	90,903	3,759,333
Average certificates of deposit	2,604,472	71,774	2,532,698
Average interest bearing liabilities	2,938,945	71,774	2,867,171
Consumer loans interest income	38,500	19,207	19,293
Loan interest income	171,837	19,207	152,630
Interest income	205,016	19,207	185,809
Interest expense	48,299	1,582	46,717

RECONCILIATION OF OTHER AMOUNTS WITH AND WITHOUT RAL/RT AMOUNTS

	Three Months Ended September 30, 2003
(dollars in thousands)	Consolidated	RAL/RT	Excluding RAL/RT

Noninterest revenue	$14,066	$1,390	$12,676
Operating expense	38,058	1,442	36,616
Provision for credit losses	(2,653)	1,635	(4,288)
Provision for income tax	(7,011)	(676)	(6,335)
Net income	13,257	932	12,325

	Three Months Ended September 30, 2002
	Consolidated	RAL/RT	Excluding RAL/RT

Noninterest revenue	$11,432	$146	$11,286
Operating expense	34,259	1,135	33,124
Provision for credit losses	1,505	659	846
Provision for income tax	(8,326)	103	(8,429)
Net income	17,616	(143)	17,759

	Three Months Ended June 30, 2003
	Consolidated	RAL/RT	Excluding RAL/RT

Noninterest revenue	$15,577	$3,721	$11,856
Operating expense	38,939	1,575	37,364
Provision for credit losses	(2,635)	(3,934)	1,299
Provision for income tax	(7,554)	100	(7,654)
Net income	13,399	(137)	13,536

	Nine Months Ended September 30, 2003
	Consolidated	RAL/RT	Excluding RAL/RT

Noninterest revenue	$68,495	$31,547	$36,948
Operating expense	121,444	10,973	110,471
Provision for credit losses	(16,905)	(9,508)	(7,397)
Provision for income tax	(35,953)	(17,761)	(18,192)
Net income	63,074	24,477	38,597

	Nine Months Ended September 30, 2002
	Consolidated	RAL/RT	Excluding RAL/RT

Noninterest revenue	$60,682	$28,096	$32,586
Operating expense	106,136	9,398	96,738
Provision for credit losses	(17,280)	(2,730)	(14,550)
Provision for income tax	(33,621)	(14,126)	(19,495)
Net income	60,362	19,467	40,895

	As of 9/30/03	As of 6/30/03	As of 9/30/02

Total end of period loans	$3,069,435	$2,997,876	$2,910,642
Refund loans	—	—	—
Total loans excluding refund loans	$3,069,435	$2,997,876	$2,910,642
Total end of period deposits	$3,731,375	$3,628,431	$3,381,112
Deposits related to refund loans	13,245	18,554	11,163
Total deposits excluded those relate to refund loans	$3,718,130	3,609,877	3,369,949

RATIOS INCLUDING AND EXCLUDING RAL/RT

	Three Months Ended September 30, 2003		Three Months Ended September 30, 2002
	Consolidated	Excluding RALs	Consolidated	Excluding RALs
Return on average assets	1.14%	1.07%	1.73%	1.77%
Return on average equity	13.29%	12.36%	19.80%	19.96%
Operating efficiency	61.68%	60.73%	56.93%	55.25%
Net interest margin	4.49%	4.49%	5.24%	5.23%

	Nine Months Ended September 30, 2003		Nine Months Ended September 30, 2002
	Consolidated	Excluding RALs	Consolidated	Excluding RALs
Return on average assets	1.83%	1.16%	1.95%	1.39%
Return on average equity	21.63%	13.24%	23.73%	16.08%
Operating efficiency	50.45%	62.06%	47.86%	54.95%
Net interest margin	5.43%	4.63%	5.62%	5.13%

	Three Months Ended June 30, 2003
	Consolidated	Excluding RALs
Operating efficiency	61.28%	64.12%
Net interest margin	4.71%	4.59%